Exhibit 99.1
DECKERS BRANDS REPORTS FIRST QUARTER FISCAL YEAR 2027 FINANCIAL RESULTS

•FIRST QUARTER FY 2027 REVENUE INCREASED TO $1.02 BILLION
•FIRST QUARTER FY 2027 DILUTED EPS INCREASED TO $0.94
•FULL YEAR FY 2027 DILUTED EPS GUIDANCE RAISED TO RANGE OF $7.35-$7.50
•COMPANY REPURCHASED $338 MILLION OF SHARES IN FIRST QUARTER FY 2027

Goleta, California (July 23, 2026) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the first fiscal quarter ended June 30, 2026. The Company also provided an update to its financial outlook for the full fiscal year ending March 31, 2027.

“Deckers delivered a solid start to the fiscal year, surpassing $1 billion of first quarter revenue for the first time,” said Stefano Caroti, President and Chief Executive Officer. “This performance reflects the continued strength of HOKA and UGG, with growing global demand as both brands extend their reach through compelling product innovation. As we build deeper connections with consumers across geographies and channels, we remain focused on advancing our premium brands and executing with discipline against our long term strategies."

First Quarter Fiscal 2027 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 5.7% to $1.020 billion compared to $964.5 million. On a constant currency basis, net sales increased 4.8%.
◦Brand
▪HOKA® brand net sales increased 7.7% to $703.5 million compared to $653.1 million.
▪UGG® brand net sales increased 4.9% to $278.0 million compared to $265.1 million.
▪Other brands net sales decreased 18.1% to $37.9 million compared to $46.3 million.
◦Channel
▪Wholesale net sales increased 2.2% to $666.7 million compared to $652.4 million.
▪Direct-to-Consumer (DTC) net sales increased 13.0% to $352.8 million compared to $312.2 million. DTC comparable net sales increased 6.8%.
◦Geography
▪Domestic net sales increased 3.2% to $517.4 million compared to $501.3 million.
▪International net sales increased 8.4% to $502.1 million compared to $463.3 million.
•Gross margin was 56.4% compared to 55.8%.
•Selling, General, and Administrative (SG&A) expenses were $419.9 million compared to $372.6 million.
•Operating income was $155.3 million compared to $165.3 million.
•Diluted earnings per share was $0.94 compared to $0.93.

Net sales in the above results for the respective Other brands, Wholesale channel, and Domestic geography include current fiscal year declines related to the phase-out of Koolaburra brand standalone operations.

Balance Sheet (June 30, 2026 as compared to June 30, 2025)

•Cash and cash equivalents were $1.603 billion compared to $1.720 billion.
•Inventories were $807.6 million compared to $849.4 million.
•The Company had no outstanding borrowings.

Capital Allocation

During the first fiscal quarter, the Company repurchased approximately 3.3 million shares of its common stock for a total of $338.2 million at a weighted average price paid per share of $103.79. As of June 30, 2026, the Company had approximately $4.7 billion remaining under its stock repurchase authorization.

Full Fiscal Year 2027 Outlook for the Twelve Month Period Ending March 31, 2027

The Company’s outlook is forward-looking in nature, reflecting our expectations as of July 23, 2026, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company’s business prospects or risks and uncertainties identified by management that could impact future results, which include but are not limited to: changes in macroeconomic and geopolitical conditions, including escalating global conflicts, shifts in consumer confidence and discretionary spending, inflationary pressures, and foreign currency exchange rate fluctuations; changes to global trade policy, including tariffs and trade restrictions; and supply chain disruption. This outlook does not assume the collection of refunds for tariffs previously paid.

•Net consolidated sales are still expected to be in the range of $5.86 billion to $5.91 billion.
◦HOKA is still expected to increase by a low-double-digit percentage versus last year.
◦UGG is still expected to increase by a mid-single-digit percentage versus last year.
•Gross margin is now expected to be slightly better than 56.5%.
•SG&A expenses as a percentage of net sales are still expected to be approximately 35%.
•Operating margin is now expected to be slightly better than 21.5%.
•Effective tax rate is still expected to be approximately 23%.
•Diluted earnings per share is now expected to be in the range of $7.35 to $7.50, reflecting an increase of five cents versus the prior outlook.
•The earnings per share guidance assumes the repurchase of shares with a value equal to approximately 80% of the projected fiscal year 2027 free cash flow.

Non-GAAP Financial Measures

In certain instances the Company presents financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency and free cash flow. These non-GAAP financial measures provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are either important indicators of operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results, or are useful supplemental measures of its liquidity.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the condensed consolidated financial statements. Further, the Company reports DTC comparable net sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies.

Finally, free cash flow is defined as net cash provided by operating activities for a particular period less capital expenditures made during that same period. The Company believes free cash flow is a useful supplemental measure of liquidity, as it reflects the cash generated from operations after investments required to support the strategic growth of the business.

The non-GAAP financial measures utilized by the Company are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance or liquidity determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period-to-period.

Conference Call Information

The Company’s conference call to review the results for the first quarter fiscal year 2027 will be broadcast live today, Thursday, July 23, 2026, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking "Earnings Webcast" on the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the “Financial Results” section of the “Financial Info” tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes HOKA®, UGG®, and Teva®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 50 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, inventories, effective tax rate, and diluted earnings per share; the strength of our brands and demand for our products; our ability to drive future growth and profitability; our ability to achieve our financial outlook; our ability to execute on our long-term strategies, objectives, and opportunities; our ability to differentiate our company in a competitive environment; and our ability to return value to our stockholders, including potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

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Investor Contact:
Erinn Kohler | VP, Investor Relations, Corporate Planning & Business Analytics | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended June 30,
	2026	2025
Net sales	$1,019,531	$964,538
Cost of sales	444,368	426,632
Gross profit	575,163	537,906
Selling, general, and administrative expenses	419,862	372,619
Income from operations	155,301	165,287
Total other income, net	(13,749)	(17,779)
Income before income taxes	169,050	183,066
Income tax expense	39,078	43,863
Net income	129,972	139,203
Total other comprehensive income (loss), net of tax	3,287	(8,435)
Comprehensive income	$133,259	$130,768

Net income per share
Basic	$0.94	$0.93
Diluted	$0.94	$0.93
Weighted-average common shares outstanding
Basic	138,263	149,344
Diluted	138,559	149,635

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollar amounts in thousands)

	June 30, 2026	March 31, 2026
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$1,602,589	$1,907,249
Trade accounts receivable, net	378,348	318,978
Inventories	807,580	487,018
Other current assets	133,512	137,175
Total current assets	2,922,029	2,850,420
Property and equipment, net	337,750	337,782
Operating lease assets	432,484	335,098
Other noncurrent assets	176,358	164,465
Total assets	$3,868,621	$3,687,765

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$726,407	$384,529
Operating lease liabilities	73,358	83,931
Other current liabilities	263,866	335,614
Total current liabilities	1,063,631	804,074
Long-term operating lease liabilities	398,976	291,263
Other long-term liabilities	104,332	92,790
Total long-term liabilities	503,308	384,053
Total stockholders’ equity	2,301,682	2,499,638
Total liabilities and stockholders’ equity	$3,868,621	$3,687,765